EXHIBIT 3.1.2

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209	Filed in the office of	Document Number
20100756876-22
Filing Date and Time
	Ross Miller Secretary of State State of Nevada	10/07/2010 9:30 AM
Entity Number
E0353252006-5

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations
1. Name of corporation:  American Exploration Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 150,000,000 shares of common stock at$.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 1,400,000,000 shares common stock, $0,001 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: 14

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: N/A

7. Effective date of filing: (optional) August 18,2008

8. Signature: (required)(must not be later than 90 days after the certificate is filed)

X	Steven Harding, President
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 3-8-09